                                                                   EXHIBIT 10.54

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                           UNDER 17 C.F.R. SECTIONS 200.80(b)(4)
                                                                   AND 240.24B-2

                              TRC LICENSE AGREEMENT

                                     BETWEEN

                                TOSOH CORPORATION

                                       AND

                             GEN-PROBE INCORPORATED

                         EFFECTIVE AS OF JANUARY 1, 2004

                               TABLE OF CONTENTS

                                                                                           PAGE
ARTICLE I         DEFINITIONS........................................................        1

ARTICLE II        GRANT OF RIGHTS....................................................        4

     2.1    Grant of License Under Tosoh Patent Rights...............................        4

     2.2    Sublicensing.............................................................        5

     2.3    Ownership; No Implied Rights.............................................        5

ARTICLE III       RUNNING ROYALTIES..................................................        5

     3.1    Running Royalties........................................................        5

     3.2    Accrual of Running Royalties.............................................        6

     3.3    [...***...]..............................................................        7

     3.4    Running Royalties Payments...............................................        7

     3.5    Withholding Taxes........................................................        7

     3.6    Royalty Reports..........................................................        7

     3.7    Books of Accounts and Records............................................        8

     3.8    Late Payments............................................................        8

ARTICLE IV        REPRESENTATIONS AND WARRANTIES, ETC................................        8

     4.1    Legal Right..............................................................        8

     4.2    Authorization............................................................        8

     4.3    Required Actions.........................................................        8

     4.4    Tosoh Patent Rights......................................................        9

     4.5    No Claim.................................................................        9

     4.6    Disclaimer...............................................................        9

     4.7    Limitation of Liability..................................................        9

ARTICLE V         INDEMNIFICATION....................................................        9

     5.1    Indemnification by Gen Probe.............................................        9

     5.2    Procedures...............................................................       10

ARTICLE VI        TERM AND TERMINATION...............................................       10

     6.1    Term.....................................................................       10

     6.2    Material Breach By Gen Probe.............................................       10

     6.3    Material Breach by Tosoh.................................................       10

     6.4    Survival.................................................................       10

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                           PAGE
ARTICLE VII       PATENT MARKING.....................................................       11

     7.1    Patent Marking...........................................................       11

ARTICLE VIII      ARBITRATION........................................................       11

     8.1    Arbitration..............................................................       11

ARTICLE IX        MISCELLANEOUS......................................................       11

     9.1    Assignment...............................................................       11

     9.2    Governing Law............................................................       11

     9.3    Counterparts.............................................................       11

     9.4    No Third Party Benefits..................................................       12

     9.5    Headings.................................................................       12

     9.6    Binding Effect...........................................................       12

     9.7    Compliance With Law......................................................       12

     9.8    Notices..................................................................       12

     9.9    Amendment and Waiver.....................................................       12

     9.10   Severability.............................................................       12

     9.11   Attorneys' Fees..........................................................       13

     9.12   Confidentiality..........................................................       13

     9.13   Entire Agreement.........................................................       13

     9.14   Press Release............................................................       13

                                                                    Confidential

                                                                      12/02/2003

                              TRC LICENSE AGREEMENT

         THIS TRC LICENSE AGREEMENT (this "AGREEMENT"), effective as of January 1, 2004 ("EFFECTIVE DATE"), entered into by and between the following parties:

TOSOH CORPORATION, a corporation duly organized under the laws of Japan, having its principal place of business at 3-8-2, Shiba, Minato-ku, Tokyo, 105-8623, Japan ("TOSOH"), and

GEN-PROBE INCORPORATED, a corporation duly organized under the laws of the State of Delaware, having its principal place of business at 10210, Genetic Center Drive, San Diego, California, 92121-4362, U.S.A. ("Gen-Probe").

                                    PREAMBLE

         A. Tosoh has developed and owns proprietary technologies relative to the amplification of genetic targets for use in nucleic acid tests for detection of infectious diseases, cancers, and microorganisms (including without limitation viruses), referred to as the Transcription Reverse-Transcription Concerted Amplification Method or the "TRC" and the detection probe and method referred to as the Intercalation Activating Fluorescence Probe or the "INAF Probe", and has the right to grant licenses under the Tosoh Patent Rights as defined below.

         B. Gen-Probe has developed proprietary technology relative to the amplification of genetic targets for use in nucleic acid tests for the detection of infectious diseases, cancers, and microorganisms (including without limitation viruses), referred to as the Transcription-Mediated Amplification Method.

         C. Gen-Probe desires to obtain from Tosoh a license to develop, make, have made, use, sell or offer for sale Licensed Products as defined below, and practice Licensed Methods as defined below.

         D. Tosoh is willing to grant such a license on the terms and conditions provided herein.

         NOW, THEREFORE, in consideration of the mutual covenants set forth hereinafter, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context herein otherwise requires, the following initially capitalized terms shall have the meanings specified below:

         "AFFILIATE" means a corporation or other legal entity that controls, is controlled by or is under common control with either Party directly or indirectly through one or more

                                                                    Confidential

intermediaries. For purposes of this definition, "control" means the legal or beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or persons performing similar functions, or of more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation; provided that such corporation or entity shall be deemed to be an Affiliate for purposes of this Agreement only so long as such Party maintains such ownership or control. Notwithstanding the foregoing, if, due to compliance by either Party with the requirements imposed by a foreign investment law or similar law, such Party is not able to own more than fifty percent (50%) of the outstanding shares of a joint venture company established in the country of such law, such Party shall be entitled to regard a joint venture company of which it owns fifty percent (50%) or less of such shares to be its Affiliate as long as such Party has the veto power to the decisions of major corporate matters of such joint venture company, upon written prior notice to the other Party as to the name of such joint venture and the requirements of such law, together with documentary proof of such requirements.

         "ASIAN COUNTRIES" means Japan, People's Republic of China, Taiwan, Republic of Korea, North Korea, Mongolia, Hong Kong, Republic of the Philippines, Socialist Republic of Vietnam, Kingdom of Cambodia, Lao People's Democratic Republic, Kingdom of Thailand, Singapore, Federation of Malaysia, Republic of Indonesia, Democratic Republic of East Timor, Brunei, Union of Myanmar, Kingdom of Bhutan, Kingdom of Nepal, People's Republic of Bangladesh, India, Sri Lanka, Republic of Maldives, Islamic Republic of Pakistan, Republic of Turkey, Islamic Republic of Iran, Islamic State of Afghanistan, Azerbaijan Republic, Republic of Armenia, Republic of Uzbekistan, Republic of Turkmenistan, Republic of Tadzhikistan, Republic of Kazakhstan, Kyrgyz Republic and Republic of Russia.

         "CALENDAR YEAR" means a calendar year commencing on January 1 and ending on December 31.

         "DISPUTE" means any dispute, controversy or claim between the Parties relating to, arising out of, or in any way connected to, any provision of this Agreement or any ancillary agreements hereto.

         "EFFECTIVE DATE" means the date first set forth above.

         "EXCHANGE RATE" means, with respect to any amount to be converted from a foreign currency to Japanese Yen hereunder, the TTS rate quoted by the Bank of Tokyo-Mitsubishi, Limited, New York Branch on the closing of the last banking day in New York of a Royalty Period.

         [...***...] shall mean [...***...] and [...***...].

         "FIELD" means the field of [...***...].

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       2.

                                                                    Confidential

         "FIRST COMMERCIAL SALE" means the first sale by Gen-Probe or its Affiliate of any Licensed Product or the first practice by Gen-Probe or its Affiliate of any Licensed Method for consideration (and not for demonstration, government approval, testing or promotional purposes), whichever is earlier.

         "INAF PATENTS" means (a) the patents and patent applications as classified as such on Exhibit A; (b) all other patents and applications therefor claiming priority from any of such patents or patent applications; and (c) all reissues, reexaminations, renewals and extensions, continuations, continuations-in-part, amendments and divisions of any of the foregoing patents or patent applications set forth in (a) and (b).

         "ISSUED VALID CLAIM" means any claim of the issued and unexpired patents included within the Tosoh Patent Rights that has not been held unenforceable or invalid by any court, governmental agency, regulatory authority, arbitral tribunal or other body of competent jurisdiction in any unappealable or unappealed decision.

         "JAPANESE YEN" means the lawful currency of Japan. All references in this Agreement to monetary amounts shall be to Japanese Yen, unless otherwise stated.

         "LICENSED METHOD" means any method, (a) the use or practice of which would constitute, but for the license granted herein, an infringement of any Issued Valid Claim, and (b) utilizes the TMA Method.

         "LICENSED PRODUCT" means any product, (a) the developing, making, using, selling, offering for sale, disposal or importation of which would constitute, but for the license granted herein, an infringement of any Issued Valid Claim and (b) utilizes the TMA Method.

         "NET SALES" means the aggregate amount of revenue in Japanese Yen (converted as necessary for sales made in a currency other than Japanese Yen into Japanese Yen at the applicable Exchange Rate in accordance with the definition of "Exchange Rate") received or receivable by Gen-Probe and/or its Affiliates with respect to all Licensed Products sold or otherwise disposed of and all Licensed Methods practiced by Gen-Probe or its Affiliates for consideration during a Royalty Period (for any such Licensed Product sold or otherwise disposed of, or Licensed Method practiced for consideration other than cash, the sales price shall be deemed to be the average price at which identical or similar (after reasonable adjustments) Licensed Products or Licensed Methods sold or practiced by Gen-Probe or its Affiliates during the same Royalty Period in "arms length" transactions), less only the following:

                  (a) the total amount of all credits and allowances reasonably granted by Gen-Probe and its Affiliates (if any) for such Licensed Products and Licensed Methods during such Royalty Period on account of refunds, price reductions, price discounts or rebates, whether arising out of recalls, rejections, returns or otherwise relating to Licensed Products sold or Licensed Method practiced prior to such Royalty Period (and for which royalties were previously paid hereunder);

                  (b) the total amount of all excise taxes, sales taxes, value added taxes, consumption taxes, customs duties and other taxes or duties (excluding income taxes or franchise taxes) imposed with respect to such Licensed Products sold and such Licensed Method practiced;

                                       3.

                                                                    Confidential

                  (c) the total amount of all separately itemized transportation charges (including packing, insurance, and freight costs) actually incurred in connection with the sales of such Licensed Products and practice of Licensed Method; and

                  (d) the portion of the revenues received or receivable of the Licensed Products (to the extent previously included in the calculation of "Net Sales" above) reasonably allocable to recovery of costs of the rented instruments, analyzers or similar equipment pursuant to "reagent/rental" programs or comparable sale or lease programs (including instrument upgrade/maintenance programs).

         "PARTY" or "PARTIES" means, in the singular, Tosoh or Gen-Probe and in the plural, Tosoh and Gen-Probe.

         "ROYALTY PERIOD" means a [...***...] period beginning on each [...***...] or [...***...], without regard to whether such date is otherwise a business day.

         "TERM" means the term of this Agreement set forth in Section 6.1 hereof.

         "TERRITORY" means the Japan and all other countries in the world.

         "TMA METHOD" means the method defined as such in the TMA License Agreement.

         "TMA LICENSE AGREEMENT" means that certain TMA License Agreement of even date herewith made and entered into by and between the Parties.

         "TOSOH PATENT RIGHTS" means the INAF Patents and TRC Patents. As used herein, "Tosoh Patent Rights" shall not include rights to specific nucleic acid sequences claimed by any of the above patents and patent applications.

         "TRC PATENTS" means (a) the patents and patent applications as classified as such on Exhibit A; (b) all other patents and applications therefor claiming priority from any of such patents or patent applications; and (c) all reissues, reexaminations, renewals and extensions, continuations, continuations-in-part, amendments and divisions of any of the foregoing patents or patent applications set forth in (a) and (b).

                                   ARTICLE II

                                 GRANT OF RIGHTS

         2.1 GRANT OF LICENSE UNDER TOSOH PATENT RIGHTS. Subject to the terms and conditions of this Agreement, Tosoh hereby grants Gen-Probe, and Gen-Probe hereby accepts, a non-exclusive, non-transferable, royalty-bearing license under the Tosoh Patent Rights to develop, make, have made, use, import, offer for sale, sell, have sold or otherwise dispose of Licensed Products and to practice Licensed Methods, in the Field (a) in the Territory excluding the Asian Countries for a period of [...***...] following the Effective Date, and (b) in the Territory including the Asian Countries following the expiration of such [...***...] period and continuing for the term of this Agreement; provided, however, that (A) specifically excluded from such license granted by Tosoh are
(i) any product or method for the [...***...]

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       4.

                                                                    Confidential

[...***...], and (ii) [...***...], and (B) (i) for a period of [...***...]
following the Effective Date, such license Grant by Tosoh expressly excludes (I) making, having made, using, importing, offering for sale, selling, having sold or otherwise disposing of any Licensed Product in any country that determines the presence or amount of nucleic acid derived from an Excluded Organism, and
(II) practicing any Licensed Method in any country that determines the presence or amount of nucleic acid derived from an Excluded Organism, and (ii) following the expiration of such [...***...] period and continuing for the term of this Agreement, such license grant by Tosoh expressly excludes (I) making, having made, using, importing, offering for sale, selling, having sold or otherwise disposing of any Licensed Product in any country other than the United States that determines the presence or amount of nucleic acid derived from an Excluded Organism, and (II) practicing any Licensed Method in any country other than the United States that determines the presence or amount of nucleic acid derived from an Excluded Organism.

         2.2 SUBLICENSING. Gen-Probe shall have the right to sublicense to its Affiliates the licenses granted by Tosoh to Gen-Probe under Section 2.1 above but without any right to sublicense further. Gen-Probe shall not have the right to grant a sublicense to any party other than its Affiliates under the Tosoh Patent Rights without the prior written consent of Tosoh.

         2.3 OWNERSHIP; NO IMPLIED RIGHTS. Tosoh shall retain the unrestricted right to use, and/or license for use for any purpose whatsoever the Tosoh Patent Rights inside or outside the Field, except that Tosoh may not exercise such right in contravention of, or in conflict with, the express terms and conditions hereof. Except for the licenses and rights expressly granted hereunder, no right, title, or interest in any discovery, invention or other technology, data or information or any patent, copyright, trademark, or other intellectual property rights therein owned by Tosoh or its Affiliates shall be granted to Gen-Probe under this Agreement. Tosoh shall not be under any obligation to grant to Gen-Probe any additional licenses and rights other than those granted hereby.

                                  ARTICLE III

                                RUNNING ROYALTIES

         3.1 RUNNING ROYALTIES. In consideration of the licenses granted under the Tosoh Patent Rights, Gen-Probe agrees to pay to Tosoh a royalty on the total Net Sales of all the Licensed Products sold or otherwise disposed of by Gen-Probe and its Affiliates for consideration and all the Licensed Methods practiced by Gen-Probe and its Affiliates during a Royalty Period, for consideration, at the following flat rates:

                  (a) with respect to the Licensed Products or the Licensed Methods practicing the TRC Patents:

                           (i)      [...***...] on all sales and depositions
made in Japan;

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       5.

                                                                    Confidential

                           (ii)     [...***...] on all sales and depositions
made in an Asian Country except Japan; and

                           (iii)    [...***...] on all sales and depositions
made in any country other than the Asian Countries; and

                  (b) with respect to the Licensed Products or the Licensed Methods practicing the INAF Patents:

                           (i)      [...***...] on all sales and depositions
made in Japan;

                           (ii)     [...***...] on all sales and depositions
made in an Asian Country except Japan;

                           (iii)    [...***...] on all sales and depositions
made in any country other than the Asian Countries.

         3.2 ACCRUAL OF RUNNING ROYALTIES. Running royalties shall accrue on Licensed Products or Licensed Methods only to the extent that Gen-Probe or its Affiliates make, have made, use, sell, offer to sell, import or otherwise dispose of such Licensed Products or practice such Licensed Method for consideration in a country in the Territory in which such act would infringe an Issued Valid Claim in that country but for the license granted hereunder; provided, however, that no royalty shall accrue with respect to a reasonable number of Licensed Products sold or otherwise disposed by Gen-Probe for demonstration, government approval, development, quality assurance, testing or promotional purposes.

For the avoidance of doubt:

                  (a) Any running royalty shall not accrue with respect to Licensed Products made, had made, used, imported, sold, offered for sale or otherwise disposed of or Licensed Methods practiced, in a country in the Territory in which (i) there exists no Issued Valid Claim or (ii) such act would not infringe an Issued Valid Claim in that country;

                  (b) If and when Licensed Products are made or had made in a country in the Territory in which such act would infringe an Issued Valid Claim in that country but for the license granted hereunder and sold or otherwise disposed of for consideration in a country, whether or not there exists an Issued Valid Claim in that country or whether or not such sales or disposal would not infringe an Issued Valid Claim in that country, then the Net Sales of the sales and disposal by Gen-Probe or its Affiliates of such Licensed Products to or in the country in the Territory in which the Licensed Products are sold or otherwise disposed of shall be used for the purpose of calculating the running royalties.

                  (c) If and when Licensed Products are made or had made in a country in the Territory in which such act would not infringe an Issued Valid Claim in that country and sold or otherwise disposed of for consideration in a country in which such act would infringe an Issued Valid Claim in that country, then the Net Sales of the sales and disposal by Gen-Probe or its Affiliates of such Licensed Products in the country in the Territory in which the Licensed

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       6.

                                                                    Confidential

Products are sold or otherwise disposed of shall be used for the purpose of calculating the running royalties.

                  (d) No running royalties shall accrue at the time of the transfer, sale or disposal of Licensed Products by Gen-Probe to any of its Affiliates or by any of its Affiliates to another Affiliate. In such event, running royalties shall accrue at the time of the sale or disposal of Licensed Products by such Affiliate to any third party.

         3.3      [...***...]

         3.4 RUNNING ROYALTIES PAYMENTS. The running royalties accrued under Section 3.2 above shall be paid by Gen-Probe on a Royalty Period basis. Payments shall be made within [...***...] of the end of each Royalty Period. All running royalties payable under Section 3.2 shall first be calculated in the currency of sale and then converted into Japanese Yen based upon the Exchange Rate, and shall be made in Japanese Yen without deduction of exchange fees and bank commissions charged by the sending bank in the United States. Payments shall be made by Gen-Probe to Tosoh by wire transfer to the bank account as instructed by Tosoh in writing.

         3.5 WITHHOLDING TAXES. In the event that Gen-Probe is required to withhold taxes imposed on any payment to Tosoh hereunder by virtue of applicable law or regulations in the United States and/or in a country in which its Affiliate sublicensed hereunder is located, then such withholding tax shall be paid by Gen-Probe to the appropriate tax authorities on a timely basis by deducting it from the payment due Tosoh, and Gen-Probe shall provide Tosoh with official documentation and/or tax receipt on such withholdings supporting such payment of taxes as may be required by Tosoh for its tax records. Upon request by Tosoh, Gen-Probe and Tosoh shall cooperate in obtaining a reduced tax rate under an international tax convention.

         3.6 ROYALTY REPORTS. A royalty report containing the following information shall accompany each royalty payment:

                  (a) The total revenues of Licensed Products sold and Licensed Method practiced by Gen-Probe and its Affiliates during the applicable Royalty Period;

                  (b)      Calculation of Net Sales for the applicable Royalty
Period;

                  (c) Total Net Sales in Japanese Yen for the applicable Royalty Period, together with the Exchange Rates used for conversion; and

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       7.
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                                                                    Confidential

                  (d) Calculation of the royalty amount payable to Tosoh for the applicable Royalty Period.

If no running royalties are due Tosoh for a Royalty Period, the royalty report shall so state. All royalty reports shall be maintained in strict confidence by Tosoh.

         3.7 BOOKS OF ACCOUNTS AND RECORDS. Gen-Probe shall keep, and shall cause its Affiliates to which sublicenses have been granted under Section 2.2 hereof to keep, for a period of three (3) years after the close of each fiscal year of Gen-Probe and such Affiliates, complete, true and accurate books of account and other records containing all information and data which may be necessary to ascertain and verify the amount of running royalties payable to Tosoh hereunder, including, without limitation, detailed backup for the computations of Net Sales. During the term of this Agreement and for a period of two (2) years thereafter, Tosoh shall have the right (which Tosoh may not exercise more than once during each fiscal year) to cause an independent public accounting firm selected by Tosoh and acceptable to Gen-Probe to inspect, at Tosoh's own cost, the books and records of Gen-Probe and its Affiliates to which sublicenses have been granted for the sole purpose of determining the accuracy of the royalty report and calculation of running royalties. Such inspection shall be made during normal business hours of Gen-Probe and such Affiliates and with at least thirty (30) day prior notice. All the information disclosed to or obtained by the independent public accounting firm shall not be disclosed to anyone including Tosoh (except as required by applicable law or by any court, governmental agency or regulatory authority) and shall be held in strict confidence, except that the independent public accounting firm may disclose to Tosoh whether any discrepancy in running royalties payment has been found and the amount of such discrepancy.

         3.8 LATE PAYMENTS. In the event that any amount due Tosoh by Gen-Probe hereunder is not paid when due, Gen-Probe shall on Tosoh's demand pay to Tosoh interest on overdue amount at the rate of [...***...] per annum from the due date of such amount until the date such overdue payment is actually received by Tosoh.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES, ETC.

         4.1 LEGAL RIGHT. Each Party represents and warrants that it has all requisite power, authority and legal right to enter into this Agreement, and to perform its obligations set forth herein.

         4.2 AUTHORIZATION. Each Party represents and warrants that the execution, delivery and performance by it (a) have been duly authorized by all necessary corporate or other actions of it, and (b) do not contravene, conflict with or result in a breach of any permit, authorization or license, any charter or any other organizational document, or any law, regulation, judgment, order, agreement or legal or contractual obligations or restriction binding on or otherwise affecting it.

         4.3 REQUIRED ACTIONS. Each Party represents and warrants that all acts, conditions and things required to be done, fulfilled and performed by it in order (a) to enable it to lawfully

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       8.

                                                                    Confidential

enter into or to perform its obligations under this Agreement, (b) to ensure that its obligations under this Agreement are legal, valid and binding and (c) to make this Agreement enforceable and admissible in evidence, have been done, fulfilled and performed and will be done, fulfilled and performed.

         4.4 TOSOH PATENT RIGHTS. Tosoh represents and warrants that it has the full legal power and right to grant the licenses and rights under the Tosoh Patent Rights as set forth in this Agreement.

         4.5 NO CLAIM. Tosoh represents and warrants that there are no claims, actions, suits, or proceedings pending or, to the knowledge of Tosoh, threatened against or affecting the Tosoh Patent Rights before any court, governmental agency, regulatory authority, arbitral tribunal or other body.

         4.6 DISCLAIMER. Except otherwise expressly represented and warranted hereunder, the licenses and rights herein granted by Tosoh to Gen-Probe are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. TOSOH MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHT OF OTHERS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY MADE BY TOSOH THAT ANY PATENT OR UTILITY MODEL WILL ISSUE BASED UPON ANY PENDING APPLICATION THEREFOR OR THAT ANY PATENT OR UTILITY MODEL IS OR WILL BE VALID.

         4.7 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOSSES, COSTS OR EXPENSES OF ANY KIND, HOWEVER CAUSED ON ANY THEORY OF LIABILITY AND WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), INCLUDING LOST PROFITS OR REVENUES AND LOSS OF GOODWILL, REGARDLESS OF WHETHER SUCH PARTY KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

                                   ARTICLE V

                                 INDEMNIFICATION

         5.1      INDEMNIFICATION BY GEN PROBE. Subject to the provisions of
Section 4.7, Gen-Probe shall indemnify, defend, and hold harmless Tosoh and its Affiliates and their directors, officers, employees, and agents and their respective successors and permitted assigns against any and all claims, suits, losses, liability, damages, or expenses (including reasonable attorney's fees and expenses of litigation) resulting from or arising out of the exercise by Gen-Probe and its Affiliates of the licenses and rights granted herein under the Tosoh Patent Rights including any manufacture, use or sale of a Licensed Product or practice of a Licensed Method. This indemnification shall include, but not be limited to, any product liability.

                                       9.
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                                                                    Confidential

         5.2 PROCEDURES. In the event that any such claim, action or demand is made against Tosoh, Tosoh shall promptly upon becoming aware of any such claim, demand or suit, notify in writing as to the nature and particulars of the same, promptly furnish Gen-Probe with copies of any and all documents (inclusive of all correspondence and pleadings other than attorney-client communications) pertaining thereto, and provide Gen-Probe at the cost of Gen-Probe with reasonable cooperation for Gen-Probe to mitigate a loss or damage arising from any such claim, demand or suit. Tosoh shall also keep Gen-Probe continuously and fully informed in a timely manner as to the status of the same and shall provide Gen-Probe with copies of any additional documents pertaining thereto in a timely manner. The obligations of Gen-Probe under Section 5.1 shall be contingent upon
(a) Tosoh giving prompt written notice to Gen-Probe of any indemnified claim, action or demand as provided above, (b) Tosoh allowing Gen-Probe to control the defense and related settlement negotiations, including the selection of one attorney or law firm to represent Tosoh (who may also be Tosoh's attorney or law firm), and (c) Tosoh fully assisting in the defense so long as Gen-Probe agrees to pay Tosoh's out of pocket expenses.

                                   ARTICLE VI

                              TERM AND TERMINATION

         6.1 TERM. This Agreement shall commence on the Effective Date and shall remain in effect until the last patent in Tosoh Patent Rights to expire, unless earlier terminated as provided in this Article VI.

         6.2 MATERIAL BREACH BY GEN PROBE. If Gen-Probe violates or fails to perform any material term or covenant of this Agreement, Tosoh may give written notice of such default to Gen-Probe. If Gen-Probe fails to take appropriate steps to cure such default within sixty (60) days of the effective date of such notice of default, Tosoh shall have the right to terminate this Agreement by issuing a written notice of termination to Gen-Probe without prejudice to any rights or remedies available under this Agreement, at law or in equity.

         6.3 MATERIAL BREACH BY TOSOH. If Tosoh violates or fails to perform any material term or covenant of this Agreement, Gen-Probe may give written notice of such default to Tosoh. If Tosoh fails to take appropriate steps to cure such default within sixty (60) days of the effective date of such notice of default, Gen-Probe shall have the right to (a) continue this Agreement in full force and effect, or (b) terminate this Agreement as a whole by issuing a written notice of termination to Tosoh. In all events, Gen-Probe may pursue all available remedies under this Agreement, at law or equity against Tosoh by reason of such breach.

         6.4 SURVIVAL. The following shall survive the expiration or termination of this Agreement:

                  (a) Gen-Probe's obligations to pay running royalties that have accrued prior to termination; and

                  (b) The provisions of Sections 3.7, 4.6, 4.7, 5.1, 5.2, 8.1, 9.2, 9.7, 9.8, 9.11, 9.12 and this Section 6.4.

                                      10.
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                                  ARTICLE VII

                                 PATENT MARKING

         7.1 PATENT MARKING. If reasonably requested by Tosoh, Gen-Probe agrees to mark a container or insert therein containing a Licensed Product under the Tosoh Patent Rights manufactured by Gen-Probe or its Affiliates hereunder with such patent notice as may be required by the laws of a country where such Licensed Product is sold.

                                  ARTICLE VIII

                                   ARBITRATION

         8.1 ARBITRATION. In the event of any Dispute, the Parties shall seek to settle their differences amicably between themselves, including entering into non-binding mediation. Any unresolved Dispute shall be resolved by final and binding arbitration in accordance with this Article. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of ten (10) days following such notice to allow the Parties to attempt to resolve the Dispute. If the Parties are still unable to resolve the Dispute, the Party giving notice may institute the arbitration proceedings under the rules of Arbitration of the International Chamber of Commerce as then in effect (the "ICC RULES"). Arbitration shall be held in The Hague, Netherlands. The arbitration shall be conducted in English before three arbitrators, with each Party to select one arbitrator and with the third arbitrator to be appointed in accordance with the ICC Rules. The arbitrators shall not have the power to award punitive damages or any award of multiple damages under this Agreement and such awards are expressly prohibited. Any arbitration award shall be final and binding on the Parties. Judgment on the award may be entered in any court having jurisdiction. Nothing contained in this Article shall prevent either Party from seeking temporary restraining orders, temporary or permanent injunctions or such other relief in any court of competent jurisdiction.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 ASSIGNMENT. Neither Party to this Agreement shall have the right to assign, delegate or otherwise transfer any rights or obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld. Any such purported transfer without such prior written consent shall be deemed void and without effect.

         9.2 GOVERNING LAW. This Agreement will be construed and governed by the laws of Japan, without giving effect to conflict of law provisions.

         9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

                                      11.
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         9.4      NO THIRD PARTY BENEFITS. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their Affiliates or their respective successors or permitted assigns, any benefits, rights or remedies.

         9.5 HEADINGS. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

         9.6 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Parties and their Affiliates and their respective successors and assigns.

         9.7 COMPLIANCE WITH LAW. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of the Agreement shall be conformed and limited only to the extent necessary to bring it within the applicable legal requirements.

         9.8 NOTICES. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and in English, and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

           If to Tosoh:                         If to Gen-Probe:

           Tosoh Corporation                    Gen-Probe Incorporated
           3-8-2, Shiba, Minato-ku              10210 Genetic Center Drive
           Tokyo 105 8623                       San Diego, California 92121-4362
           Japan                                U.S.A.
           Attn: Senior General Manager         Attn: Chairman
                 Scientific Instruments
                 Division
           Facsimile:  [...***...]

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section.

         9.9 AMENDMENT AND WAIVER. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         9.10 SEVERABILITY. In the event that any provision of this Agreement shall, for any reason, be held to be invalid, or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      12.
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         9.11     ATTORNEYS' FEES. If either Party commences an arbitration or other action against the other Party to enforce any of the terms hereof or because of the material breach by such other Party of any of the terms or covenants hereof, the prevailing Party shall be entitled, in addition to any other relief granted, to all reasonable out-of-pocket costs and expenses incurred by the prevailing Party in connection with such action, including, without limitation, all reasonable attorneys' fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

         9.12 CONFIDENTIALITY. Except as required by law or a court or administrative order, the terms of this Agreement and all information disclosed hereunder and designated as confidential shall be considered as confidential information of the disclosing Party and the receiving Party shall use the same care to protect such information as it uses to protect its own confidential information of like kind. This confidentiality obligation shall not apply:

                  (a) to information which was generally available to the public at the time of disclosure, or information which becomes available to the public after disclosure by the disclosing Party other than through fault of the receiving Party; or

                  (b) to information which has been already known to the receiving Party prior to its receipt from the disclosing Party; or

                  (c) to information which is obtained at any time lawfully from a third party under circumstances permitting its disclosure to others; or

                  (d) to information which is developed independently by the receiving Party other than through knowledge of the information received from the disclosing Party.

         Notwithstanding the foregoing, promptly after the execution of this Agreement the Parties shall agree upon the substance of information that can be used to describe the terms of the transaction contemplated by this Agreement so that the Parties can disclose such information, as may be modified by mutual written agreement from time to time, without the other party's consent.

         9.13 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.

         9.14 PRESS RELEASE. Neither Party hereto shall issue any press release or other public announcement relating to this Agreement without obtaining the other Party's written approval, which will not be unreasonably withheld.

                                      13.
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         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

TOSOH CORPORATION

By: /s/ Madoka Tashiro
    -------------------------------------
     Madoka Tashiro
     Chief Executive Officer and Chairman

GEN-PROBE INCORPORATED

By: /s/ Henry L. Nordhoff
    -------------------------------------
     Henry L. Nordhoff
     Chief Executive Officer and Chairman

                                      14.
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                                                                    Confidential

                                    EXHIBIT A

                                   [...***...]

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                                                    Confidential

                                    EXHIBIT B

                                   [...***...]

                                   [...***...]

                                               *CONFIDENTIAL TREATMENT REQUESTED